Definitive Agreement Signed for Acquisition of SDA Mill, Mexico

FOR IMMEDIATE RELEASE            September 11, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce that Magellan and Rose Petroleum plc (AIM:  ROSE) have signed a definitive and binding stock purchase agreement (“SPA”) in respect of Magellan’s acquisition of Rose's mineral processing mill operation in San Dieguito de Arriba, Nayarit State, Mexico and its associated assets, licenses and agreements (together, the "SDA Mill"). The purchase of the mill is expected to close in October 2017.

“Signing of the SPA is a major milestone towards completion of the closing items,” said CEO Pierce Carson. “The other major items are well in hand and include Rose’s shareholder approval, which is expected to occur at a General Meeting of Shareholders convened on September 18, 2017, and restructuring of Mexican ownership of the SDA Mill, which is in process and anticipated to be concluded in October 2017.

“Acquisition of the SDA Mill will transform Magellan into a production company and will be an exciting development for our shareholders,” continued Carson. “Our strategy following the acquisition will be to resume processing operations, build production and increase cash flow.”

Total consideration for the SDA Mill purchase is US$1.5 million, consisting of $1.0 million in cash and $500,000 in Magellan stock, of which $100,000 in cash already has been paid. As announced August 16, 2017, Magellan has arranged $900,000 in irrevocable bridge loans in support of its option to purchase the mill. The bridge loans are sufficient to complete the cash component of the purchase price.

Although the parties anticipate closing to occur in October 2017, there can be no assurance that the purchase of the mill will be concluded.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content.  Milling activity currently is on hold pending the completion of the purchase transaction.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375